Exhibit 2.14
James Hardie — Bullet Facility Agreement
Dated [•] February 2011
[James Hardie International Finance Limited (“[JHIFL/Borrower]” and “Obligors’ Agent”)
James Hardie Building Products, Inc. (“JHBP”)
[•] (“Financier”)]
[James Hardie International Finance Limited (“[JHIFL/Borrower]” “Obligors’ Agent”]
[•] (“Financier”)]
Mallesons Stephen Jaques
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com

James Hardie — Bullet Facility Agreement
Contents

Details		1

General terms		3

1	Definitions	3

1.1	Definitions	3
1.2	Interaction with the Common Terms Deed Poll	5
1.3	[Additional Undertaking]	6

2	The Facility and Facility Limit	6

2.1	Financier to fund	6
2.2	Maximum accommodation	6
2.3	[Source of funding]	6

3	Using the Facility	7

3.1	Drawing down	7
3.2	Requesting a drawdown	7
3.3	Effect of a Drawdown Notice	7
3.4	Conditions to first drawdown	7
3.5	Conditions to all drawdowns	7
3.6	Benefit of conditions	8
3.7	Currency and timing of drawdowns	8
3.8	Cancellation of certain facilities	8
3.9	[Further conditions to first and second drawdowns]	8

4	Interest	8

4.1	Interest charges	8
4.2	Selection of Interest Period	9
4.3	When Interest Periods begin and end	9
4.4	Limit on Interest Periods	9
4.5	Notification of interest	9
4.6	Market disruption	9
4.7	Alternative basis of interest or funding	10

5	Repaying and prepaying	10

5.1	Repayment	10
5.2	Prepayment	10
5.3	Prepayment and the Facility Limit	11

6	Payments	11

6.1	Payment by direction	11
6.2	Amount Owing	11
6.3	Application of payments — pre-default	11
6.4	Application of payments — post-default	11

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7	Cancellation	11

8	Fees	12

8.1	[•] Fee	12
8.2	[•] Commitment Fee	12

9	Interest on overdue amounts	12

9.1	Obligation to pay	12
9.2	Compounding	12
9.3	Interest following judgment	12

10	Money Laundering	13

11	Governing law [and jurisdiction]	13

Schedule 1 - Drawdown Notice (clause 3)		14
Schedule 2 - Selection Notice (clause 4.2)		16
[Schedule 3 - Repayment Notice (clause 5.1)]		17
[Schedule 4 - Prepayment Notice (clause 5.2)]		19
Signing page		21

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James Hardie — Bullet Facility Agreement
Details
Interpretation — Definitions are in clause 1.

Parties	[JHIFL / Borrower], [JHBP], Obligor’s Agent and Financier, each as described below.

[JHIFL /	Name	James Hardie International Finance Limited
Borrower] and
Obligor’s Agent

	[Corporate seat]	[Ireland]

	Registered	471702
Number

	Address	Europa House
Second Floor
Harcourt Centre
Harcourt Street
Dublin 2
Ireland

	Fax	+ 353 1 479 1128

	Attention	Treasurer

[JHBP	Name	James Hardie Building Products, Inc.
	Incorporated in	Nevada
	Address	Suite 100
26300 La Alameda
Mission Viejo CA 92691
United States of America

	Fax	+1 949 348 4534

	Attention	Company Secretary]

Financier	Name	[•]

	[ACN /	[•]
Registered number]

	Address	[•]

	Fax	[•]

	Attention	[•]

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Facility	Description	Revolving US$ [cash
advance / line of credit]
facility.

	Facility Limit	US$[•]

	Maturity Date	[•]

	Currency	US$

	Interest Rate	For an Interest Period, means LIBOR plus the Margin.

	Margin	[•]%

	Interest Periods	Subject to clause 4.2 (“Selection of Interest Period”), [•]weeks, or [•]months, or such other period as agreed between a Borrower and Financier.

	Purpose	For general corporate purposes of the Group, including, without limitation:

• to fund the Group’s working capital requirements;

• to refinance existing Financial Indebtedness and pay related transaction costs;

• [to fund acquisitions;]

• to fund or reimburse against capital expenditure costs and payments to the Fund by any Group member; and/or

• to fund distributions or other capital payments (if any).

Fees (also see clause 8)	[•]Fee	[•]% of the Facility Limit, payable on the terms set out in clause 8.1 (“[•] Fee”).

	[•]Commitment Fee	[•]% per annum of the applicable Margin calculated on the daily balance of the Undrawn Facility Limit. It accrues and is payable on the terms set out in clause 8.2 (“[•]Commitment Fee”).
Date of agreement	See Signing page

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James Hardie — Bullet Facility Agreement
General terms
1	Definitions

1.1	Definitions

Amount Owing means the total of all amounts which are then due for payment, or which will or may become due for payment, in connection with any Financing Document (including transactions in connection with them) to the Financier.

Availability Period means the period commencing on the date of this agreement and ending on the Maturity Date or, if earlier, the date on which the Facility Limit is cancelled in full.

Borrower means [the Borrower so described in the Details / each of JHIFL and JHBP individually but not jointly].

Common Terms Deed Poll means the deed poll entitled “James Hardie — Common Terms Deed Poll” [entered into by the Borrower and the Guarantor] as amended and restated on [or about] 21 December 2009.

Default Rate means the applicable Interest Rate at the time plus [•]% per annum. For the purpose of this definition, [such interest / the Interest] accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 360 days as if the overdue amount is a cash advance with Interest Periods of 30 days (or another period chosen from time to time by the Financier) with the first Interest Period starting on and including the due date.

Details means the section of this agreement headed “Details”.

Drawdown Date means the Business Day on which a drawdown of the Facility is or is to be made but does not include a rollover of a Drawing on the last day of an Interest Period.

Drawdown Notice means a completed notice in writing, substantially in the form of, and containing the information and representations and warranties set out in, schedule 1 (“Drawdown Notice”) and signed by an Authorised Officer of the [Borrower / Obligors’ Agent].

Drawing means the outstanding principal amount of a drawdown made under the Facility.

Existing Facility means [•].

Facility means the facility made available under this agreement.

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Facility Limit means the amount set out as such in the Details, as reduced by the total of all cancellations under this agreement.

Fee Payment Date means each 31 March, 30 June, 30 September and 31 December after the date of this agreement.

Financier means the person so described in the Details.

Financing Document means each of:
(a)	this agreement;

(b)	the Common Terms Deed Poll;

(c)	the Guarantee and Subordination Documents;

(d)	each Drawdown Notice;

(e)	each Selection Notice;

(f)	any other document which the [Borrower / Obligors’ Agent] and the Financier agree to be a Financing Document; and

(g)	any document entered into for the purpose of amending or novating any of the above.
Interest Payment Date means, in respect of an Interest Period, the last day of that Interest Period.

Interest Period means each period selected in accordance with clause 4.2 (“Selection of Interest Period”).

Interest Rate means, subject to clause 4.6 (“Market disruption”), the interest rate set out in the Details.

LIBOR means, in relation to any Drawing:
(a)	the applicable British Bankers’ Association Interest Settlement Rate for US$ and the relevant period displayed on the appropriate page of the Reuters screen (but if the agreed page is replaced or service ceases to be available, the Financier may specify another page or service displaying the appropriate rate after consultation with the [Borrower / Obligors’ Agent]) (“Screen Rate”); or

(b)	(if no Screen Rate is available for US$ and the Interest Period of that Drawing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Financier at its request quoted by the principal London offices of at least three leading international banks chosen by the Financier in consultation with the [Borrower / Obligors’ Agent] to other leading banks in the London interbank market, as of 11:00am (London time) on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined for the

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Offering of deposits in US$ and for a period comparable to the Interest Period for that Drawing.

Margin means on any day, the margin set out in the Details.

Market Disruption Event means:
(a)	at or about noon on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined, by reason of circumstances affecting the London interbank market for US$, the “LIBOR” component of the Interest Rate cannot be determined; or

(b)	before close of business in London on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined, the Financier determines that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
Maturity Date means the maturity date for the Facility as set out in the Details, but if that is not a Business Day, then the preceding Business Day.

[Prepayment Notice means a completed notice in writing, substantially in the form of, and containing the information and representations and warranties set out in, schedule 4 (“Prepayment Notice”) and signed by an Authorised Officer of the Obligors’ Agent.]

[Repayment Notice means a completed notice in writing, substantially in the form of, and containing the information and representations and warranties set out in, schedule 3 (“Repayment Notice”) and signed by an Authorised Officer of the Obligors’ Agent.]

Selection Notice means a notice under clause 4.2(b) (“Selection of Interest Period”), to be substantially in the form of schedule 2 (“Selection Notice”).

Undrawn Facility Limit means the Facility Limit less the aggregate of all Drawings outstanding.

1.2	Interaction with the Common Terms Deed Poll
(a)	[The / Each] Borrower acknowledges that:
(i)	the Financier is a Creditor; and

(ii)	this agreement is a Facility Agreement,
for the purposes of the Common Terms Deed Poll.
(b)	On execution of this agreement, the provisions of the Common Terms Deed Poll (subject to paragraph (d) below) are incorporated into this agreement to the intent and effect that any such provision for the benefit of a Creditor or a Borrower (as defined in the Common Terms Deed Poll) may be enforced by the Financier or a Borrower to the

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same extent as if the Financier was a party to the Common Terms Deed Poll.

(c)	A term which has a defined meaning (including by reference to another document) in the Common Terms Deed Poll has the same meaning when used in this agreement unless it is expressly defined in this agreement, in which case the meaning in this agreement prevails.

(d)	Where a conflict arises between a provision of the Common Terms Deed Poll and this agreement, the Common Terms Deed Poll will prevail unless the provision in this agreement includes words substantially to the effect of “Despite the terms of the Common Terms Deed Poll”, in which case the relevant provision of this agreement prevails.
1.3	[Additional Undertaking]

[In addition to the reports and information required to be provided under clause 9.6 of the Common Terms Deed Poll, the Guarantor shall deliver to the Financier, at the same time at which each financial statement or report is delivered pursuant to clause 9.6(a) of the Common Terms Deed Poll, summary information in relation to the quantum and type of Finance Money Debt (as defined in the Intercreditor Deed) of the Group (excluding the Excluded Entities) including:
(a)	the name of each relevant Creditor;

(b)	the amount of the commitment under the relevant Facility; and

(c)	the maturity date of the relevant Facility.]
2	The Facility and Facility Limit

2.1	Financier to fund

[Subject to clause 2.3, the / The] Financier agrees to provide to the [relevant] Borrower the financial accommodation requested by the Obligors’ Agent under this agreement.

2.2	Maximum accommodation

The financial accommodation to be provided under this agreement must not exceed the Facility Limit.

2.3	[Source of funding]

[If the Borrower is JHBP or another entity resident in the United States of America, the Financier agrees to provide any financial accommodation under clause 2.1 to such Borrower through a branch of the Financier located in the United States of America or, where this is not possible, from a branch of the Financier located in the United Kingdom.]

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3	Using the Facility

3.1	Drawing down

The Borrower[s] need not use the Facility. However, if a Borrower wants to use the Facility, it may do so by one or more drawdowns.

3.2	Requesting a drawdown
(a)	If [the / a] Borrower wants a drawdown, the Obligors’ Agent must provide a written Drawdown Notice to the Financier by 11:00am ([•] time) at least 2 Business Days prior to the requested Drawdown Date (or such later time as the Financier may agree).

(b)	The minimum amount of a Drawing is the lesser of:
(i)	US$[•]; and

(ii)	the Undrawn Facility Limit.
(c)	[Unless the Drawing is for the Undrawn Facility Limit, the Drawing must be in an integral multiple of US$[•].]
3.3	Effect of a Drawdown Notice

A Drawdown Notice is effective when the Financier actually receives it in legible form. An effective Drawdown Notice is irrevocable.

3.4	Conditions to first drawdown

[The / Each] Borrower agrees not to request the first drawdown, and a Financier is not obliged to provide the first drawdown, unless:
(a)	all the conditions precedent listed in clause 3 (“Conditions precedent”) of the Common Terms Deed Poll have been either satisfied or waived in accordance with that agreement; and

(b)	a completed Facility Nomination Letter nominating this agreement as a Facility Agreement has been received by the Financier.
3.5	Conditions to all drawdowns

In addition to the conditions precedent in clause 3 (“Conditions precedent”) of the Common Terms Deed Poll, the Financier need not provide any financial accommodation on a Drawdown Date unless it is satisfied that:
(a)	the Drawdown Date is a Business Day during the Availability Period for the Facility;

(b)	the amount of the Drawing equals or exceeds the minimum drawdown amount set out in clause 3.2(b) (“Requesting a drawdown”);

(c)	after the Drawing has been made, the sum of all outstanding Drawings will not exceed the Facility Limit;

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(d)	the Financier has received a Drawdown Notice in respect of the requested drawdown in accordance with clause 3.2 (“Requesting a drawdown”); and

(e)	the proposed Drawing is for one or more of the purposes set out in the Details.
3.6	Benefit of conditions

Each condition to a drawdown is for the sole benefit of the Financier and may only be waived by the Financier.

3.7	Currency and timing of drawdowns

The Financier agrees to make each drawdown available to the account specified in the relevant Drawdown Notice in immediately available US$ funds by 2:00pm ([[•] time / local time in [•]]) on the relevant Drawdown Date.

3.8	Cancellation of certain facilities

Upon satisfaction of the conditions precedent in clause 3.4, the Existing Facility will be automatically cancelled.

3.9	[Further conditions to first and second drawdowns]

[Notwithstanding anything else contained in this agreement, the Financier agrees that the first two drawdowns under the Facility will:
(a)	be in an amount that is equal to the corresponding drawdown under the Existing Facility; and

(b)	have an Interest Period that ends on the same day as the interest period for the corresponding drawdown under the Existing Facility.]
4	Interest

4.1	Interest charges

[The / Each] Borrower must pay interest on each Drawing [it makes] for each of its Interest Periods at the applicable Interest Rate. Interest:
(a)	accrues daily from and including the first day of an Interest Period to but excluding the last day of the Interest Period; and

(b)	is payable in arrears on [each relevant Interest Payment Date / the last day of each calendar month]; and

(c)	is calculated on actual days elapsed and a year of 360 days.

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4.2	Selection of Interest Period

An Interest Period for a Drawing is:
(a)	for the first Interest Period, the period specified in the Drawdown Notice for that Drawing; and

(b)	for each subsequent Interest Period, a period notified in a Selection Notice given by the [Borrower / Obligors’ Agent] to the Financier on the Business Day before the last day of the current Interest Period. However, in each case, the specified period must be one that is set out in the Details. If the Obligors’ Agent does not give correct notice, the subsequent Interest Period is the same length as the Interest Period which immediately precedes it (or it is the period until the Maturity Date, if that is shorter than the preceding Interest Period).
4.3	When Interest Periods begin and end
(a)	An Interest Period for a Drawing begins:
(i)	for the first Interest Period, on its Drawdown Date; and

(ii)	for each subsequent Interest Period, on the day when the preceding Interest Period for the Drawing ends.
(b)	An Interest Period which would otherwise end on a day which is not a Business Day ends on the next Business Day (unless that day falls in the following month, in which case the Interest Period ends on the previous Business Day). However, an Interest Period which would otherwise end after the Maturity Date ends on the Maturity Date.

(c)	If an Interest Period of one or a number of months commences on a date in a month for which there is no corresponding date in the month in which the Interest Period is to end, it will end on the last Business Day of the latter month.
4.4	Limit on Interest Periods

In selecting Interest Periods under clause 4.2 (“Selection of Interest Period”), the Obligors’ Agent must ensure that there are no more than 5 different Interest Periods at any one time.

4.5	Notification of interest

Interest on a Drawing is payable in immediately available funds.

The Financier will notify the Obligors’ Agent of the interest rates determined under this agreement as soon as they are ascertained. Failure to do so will not affect the obligations of a Borrower in any way.

4.6	Market disruption

If a Market Disruption Event occurs in relation to a Drawing for any Interest Period, then the Interest Rate on that Drawing for the Interest Period shall be the rate per annum which is the sum of:

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(a)	the Margin; and

(b)	the rate notified by the Financier as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Financier of funding its participation in that Drawing from whatever source it may reasonably select.
4.7	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Financier or [the / a] Borrower so requires, the Financier and the [Borrower / Obligors’ Agent] shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Financier and the [Borrower / Obligors’ Agent], be binding on each of them [and the Borrowers].
5	Repaying and prepaying

5.1	Repayment
(a)	[The / Each] Borrower agrees to repay the total of the Drawings [drawn by it] and all interest and other amounts (including default interest) which have accrued or which are otherwise payable (but unpaid) in respect of this agreement on the Maturity Date.

(b)	[The Obligors’ Agent must provide a written Repayment Notice to the Financier by 11:00am ([•] time) at least 2 Business Days prior to the Maturity Date (or such later time as the Financier may agree), but failure to do so is without prejudice to the obligations of the Borrowers under clause 5.1(a) above.]
5.2	Prepayment

[The / Each] Borrower may prepay all or part of a Drawing [drawn by it] as follows:
(a)	if only part of a Drawing is prepaid, it must be at least US$[•] and a whole multiple of US$[•], or such lesser amount as may be agreed by the Financier (at its discretion) from time to time; and

(b)	the Borrower must also pay all accrued (but unpaid) interest on that Drawing; and

(c)	the Obligors’ Agent [notify the proposed prepayment in writing / must provide a written Prepayment Notice] to the Financier at least 10 Business Days prior to the date of the requested prepayment (as at close of business [•] time) (once given, a notice of prepayment is irrevocable and the Borrower is obliged to prepay in accordance with the notice).

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If the prepayment is made on an Interest Payment Date for the Drawing to be prepaid, no Break Costs are payable. However, if the Borrower prepays on a day other than the Interest Payment Date for the Drawing to be prepaid and the Financier incurs any Break Costs as a result of such prepayment, then the Borrower will be liable for Break Costs (if any) under clause 12 (“Costs and indemnities”) of the Common Terms Deed Poll.
5.3	Prepayment and the Facility Limit

The Facility Limit is not reduced by amounts prepaid under clause 5.2 (“Prepayment”).

6	Payments

6.1	Payment by direction

If the Financier directs a Borrower to pay a particular party or in a particular manner, the Borrower is taken to have satisfied its obligation to the Financier by paying in accordance with the direction.

6.2	Amount Owing

Subject to the provisions of any Financing Document, each Borrower agrees to repay the Amount Owing on the Maturity Date under this agreement.

6.3	Application of payments — pre-default

Prior to an Event of Default, the Financier will apply amounts paid by [the / each] Borrower in accordance with the terms of the Financing Documents.

6.4	Application of payments — post-default

If an Event of Default subsists, the Financier may apply amounts paid by [the / each] Borrower towards satisfaction of the Borrower’s obligations under the Financing Documents in the manner it sees fit, unless the Financing Documents expressly provide otherwise. This appropriation overrides any purported appropriation by the Borrower or any other person.

7	Cancellation

The [Borrower / Obligors’ Agent] may cancel the Undrawn Facility Limit in whole or in part at any time during the Availability Period by notifying the Financier in writing at least 2 Business Days prior to the date the cancellation is to take effect. A partial cancellation must be at least US$[•], unless the Financier agrees otherwise. Once given, the notice is irrevocable. The Facility Limit is reduced by the amount of any cancellation.

The Facility Limit is automatically cancelled at 5:30pm ([•] time) on the last day of the Availability Period.

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8	Fees

8.1	[•] Fee

The [Borrower / Obligors’ Agent] agrees to pay on execution of this agreement, an [•] Fee as set out in the Details.

8.2	[•] Commitment Fee

The [Borrower / Obligors’ Agent] agrees to pay in arrears on each Fee Payment Date, on any cancellation date described below and on the Maturity Date, the accrued but [•] Commitment Fee as set out in the Details.

If the [Borrower / Obligors’ Agent] cancels any of the Undrawn Facility Limit, it also agrees to pay on the cancellation date, the [•] Commitment Fee in respect of the cancelled amount from (but excluding) the last Fee Payment Date up to and including the cancellation date.

The [•] Commitment Fee is calculated on actual days elapsed using a 360 day year.

9	Interest on overdue amounts

This clause applies despite the provisions of the Common Terms Deed Poll.

9.1	Obligation to pay

If [the / a] Borrower does not pay any amount under or in respect of this agreement (including an amount of interest payable under this clause 9.1) on the due date for payment, the Borrower must pay interest on that amount at the Default Rate. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 360 days.

[The / A] Borrower must pay interest under this clause to the Financier on demand from the Financier on the last Business Day of each calendar month.

9.2	Compounding

Interest payable under clause 9.1 (“Obligation to pay”) which is not paid when due for payment may be added to the overdue amount by the Financier on the last Business Day of each calendar month. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 9.1 (“Obligation to pay”).

9.3	Interest following judgment

If a liability becomes merged in a judgment, the [relevant] Borrower must pay interest on the amount of that liability as an independent obligation. This interest:
(a)	accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

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(b)	is calculated at the judgment rate or the Default Rate (whichever is higher).
The [relevant] Borrower must pay interest under this clause to the Financier on demand from the Financier.

10	Money Laundering

[The / Each] Borrower agrees that the Financier may delay, block, or refuse to make any payment if the Financier believes on reasonable grounds that making that payment will breach any law in Australia or any other country where such payment is to be made, and the Financier will incur no liability to the Borrower if it does so.

[The / Each] Borrower must provide all information to the Financier that the Financier reasonably requires to comply with any law in Australia or any other country. [The / Each] Borrower agrees the Financier may disclose information which it provides to the Financier where required by any law in Australia or any other country.

Unless [the / a] Borrower has disclosed that it is acting in a trustee capacity or on behalf of another party, [the / that] Borrower warrants that it is acting on its own behalf in applying for and using any of the Financier’s products or services.

[The / Each] Borrower declares and undertakes to the Financier that the payment of monies by the Financier in accordance with any written instructions given by the Borrower will not breach any law in Australia or any other country where such money is to be paid.

11	Governing law [and jurisdiction]

This agreement is governed by the law in force in New South Wales and [the / each] Borrower submits to the non-exclusive jurisdiction of the courts of that place.

EXECUTED as an agreement.

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James Hardie — Bullet Facility Agreement
Schedule 1 — Drawdown Notice (clause 3)
[•]
To:                [•]
Attention:      [•]
Fax:                [•]
[Insert date]
Drawdown Notice — James Hardie — Bullet Facility Agreement dated [•] February 2011 between James Hardie International Finance Limited. ([a] “Borrower” and “Obligors’ Agent”)[, James Hardie Building Products, Inc. (a “Borrower”)] and [•] (“Financier”) (“Facility Agreement”)
Under clause 3.2 (“Requesting a drawdown”) of the Facility Agreement, the Obligors’ Agent gives notice as follows.1
[The Borrower / Borrower name] wants to borrow under the Facility.
•	The requested Drawdown Date is [•].[2]

•	The amount of the proposed drawdown is US$[•].

•	The requested first Interest Period is [•].

•	The proposed drawdown is to be paid to:

Account number:	[•]

Account Name:	[•]

Bank:	[•]

Branch:	[•]

Branch identifying number (Fedwire, BSB, etc):	[•]
Representations and Warranties
[The Borrower / Borrower name] represents and warrants that:
[for the first Drawdown only]: the representations and warranties in clause 8 (“Representations and warranties”) of the Common Terms Deed Poll are correct and not misleading on the date of this notice and that each will be correct and not misleading on the Drawdown Date.
[for any subsequent Drawdown]: those representations and warranties listed in clause 3.2(a) (“Conditions to subsequent drawdowns”) of the Common Terms Deed Poll as required to be true on the date of each drawdown notice, are correct and not

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misleading on the date of this notice and that each will be correct and not misleading on the Drawdown Date.
No Event of Default or Potential Event of Default subsists at the date of this notice or will result from the provision of the requested utilisation.
Clause 1 (“Definitions”) of the Facility Agreement applies to this notice as if it was fully set out in this notice.
[Yours faithfully]
[Name of person] being
an Authorised Officer of
James Hardie International Finance Limited
as Obligors’ Agent [(with corporate seat in Ireland)]
Instructions for completion
1	All items must be completed.
2	Must be a Business Day within the Availability Period.

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James Hardie — Bullet Facility Agreement
Schedule 2 — Selection Notice (clause 4.2)
[•]
To:                     [•]
Attention:           [•]
Fax:                     [•]
[Insert date]
Selection Notice — James Hardie — Bullet Facility Agreement dated [•] February 2011 between James Hardie International Finance Limited ([a] “Borrower” and “Obligors’ Agent”)[, James Hardie Building Products, Inc. (a “Borrower”)] and [•] (“Financier”) (“Facility Agreement”)
Terms defined in the Facility Agreement have the same meaning when used in this notice.
This is an irrevocable notice under clause 4.2 (“Selection of Interest Period”) of the Facility Agreement.
Under clause 4.2 (“Selection of Interest Period”) of the Facility Agreement, the Obligors’ Agent gives notice as follows:
The current Interest Period [in respect of the Drawing drawn by [Borrower name]] is due to end on [•].
The Interest Period following the current Interest Period is to be a period of [• ]1.
[Yours faithfully]
[Name of person] being
an Authorised Officer of
James Hardie International Finance Limited
as Obligors’ Agent [(with corporate seat in Ireland)]
Instructions for completion
1	To be an Interest Period set out in the Details

© Mallesons Stephen Jaques 10616910_8	James Hardie — Term Facility Agreement 21 June 2011	16

James Hardie — Bullet Facility Agreement
[Schedule 3 — Repayment Notice (clause 5.1)]
[•]

To:	[•]

Attention:	[•]

Fax:	[•]
[Insert date]
Repayment Notice — James Hardie — Bullet Facility Agreement dated [•] February 2011 between [James Hardie International Finance Limited ([a] “Borrower” and “Obligors’ Agent”)[, James Hardie Building Products, Inc. (a “Borrower”)] and [•] (“Financier”) (“Facility Agreement”)]; James Hardie International Finance Limited ([a] “Borrower” and “Obligors’ Agent”) and [•] (“Financier”) (“Facility Agreement”)];
Terms defined in the Facility Agreement have the same meaning when used in this notice and where not otherwise defined in this notice.
Under clause 5.1 (“Repayment”) of the Facility Agreement, the Obligors’ Agent gives notice as follows:
[The Borrower / Borrower name], wants to repay under the Facility Agreement in accordance with clause 5.1 (“Repayment”) of the Facility Agreement.
•	Repayment date: [•]

•	The amount of the repayment: US$[•]

•	Principal maturing: US$[•]

•	This repayment will not trigger any Break Costs under clause 5.2 of the Facility Agreement.

© Mallesons Stephen Jaques 10616910_8	James Hardie — Term Facility Agreement 21 June 2011	17

Yours faithfully
[Name of person] being
an Authorised Officer of
James Hardie International Finance Limited
as Obligors’ Agent [(with corporate seat in Ireland)]

© Mallesons Stephen Jaques 10616910_8	James Hardie — Bullet Facility Agreement 21 June 2011	18

James Hardie — Bullet Facility Agreement
[Schedule 4 — Prepayment Notice (clause 5.2)]
[•]

To:	[•]

Attention:	[•]

Fax:	[•]
[Insert date]
Prepayment Notice — James Hardie — Bullet Facility Agreement dated [•] February 2011 between James Hardie International Finance Limited ([a] “Borrower” and “Obligors’ Agent”)[, James Hardie Building Products, Inc. (a “Borrower”)] and [•] (“Financier”) (“Facility Agreement”); James Hardie International Finance Limited ([a] “Borrower” and “Obligors’ Agent”) and [•] (“Financier”) (“Facility Agreement”)
Terms defined in the Facility Agreement have the same meaning when used in this notice and where not otherwise defined in this notice.
Under clause 5.2 (“Prepayment”) of the Facility Agreement, the Obligors’ Agent gives notice as follows:
[The Borrower / Borrower name], wants to prepay under the Facility Agreement in accordance with clause 5.2 (“Prepayment”) of the Facility Agreement.
•	Prepayment date: [•]

•	The amount of the prepayment (including any accrued but unpaid interest): US$[•]

•	This repayment [will/will not] not trigger any Break Costs under clause 5.2 of the Facility Agreement.

© Mallesons Stephen Jaques 10616910_8	James Hardie — Term Facility Agreement 21 June 2011	19

Yours faithfully

[Name of person] being
an Authorised Officer of
James Hardie International Finance Limited
as Obligors’ Agent [(with corporate seat in Ireland)

© Mallesons Stephen Jaques 10616910_8	James Hardie — Bullet Facility Agreement 21 June 2011	20

James Hardie — Bullet Facility Agreement
Signing page
DATED: [•] February 2011
[JHIFL / Borrower] [and Obligor’s Agent]

SIGNED by	)
)
and	)
)
as attorneys for JAMES HARDIE	)
INTERNATIONAL FINANCE LIMITED under	)
power of attorney dated	)
)
in the presence of:	)
)
)
Signature of witness	)	By executing this agreement each attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
Name of witness (block letters))
[JHBP]

[SIGNED by	)
)
and	)
)
as Authorised Representatives of	)
JAMES HARDIE BUILDING PRODUCTS, INC.	)
in the presence of:	)
)
)
)
)
Signature of witness	))	[By executing this agreement each Authorised Representative states that the Authorised Representative has received no notice of revocation of his or her authority to execute this agreement]
)
)
Name of witness (block letters)]	)

© Mallesons Stephen Jaques 10616910_8	James Hardie — Term Facility Agreement 21 June 2011	21

Financier

SIGNED by	)
)
as [•] for [•]	)
)
in the presence of:	)
)
)
Signature of witness	)	By executing this agreement the [•]states that the [•] has received no notice of revocation of [•]
)
)
Name of witness (block letters))

© Mallesons Stephen Jaques 10616910_8	James Hardie — Bullet Facility Agreement 21 June 2011	22